September 17, 1997

Mr. John Evans
14913 Kelley Farm Dr.
Darnestown, MD 20874

Dear John:

On behalf of National Rural Utilities Cooperative Finance Corporation, I am pleased to offer you the position of Senior Vice President, Operations.  In this capacity, you will be an essential member of the senior management team and will report directly to me.

As an executive of the organization, your annual salary will be $190,000, which equates to a bi-monthly salary of $7,916.67.  In addition, this year’s maximum bonus target is 5% payable after the close of CFC’s fiscal year.  Future targeted bonuses will be based upon your ability to define and establish a new performance management and compensation system for the organization, and CFC’s overall performance.

You will be entitled to participate in CFC’s standard employee benefits program as previously discussed and outlined.  Special modifications have been made to this plan with regard to your annual leave.  You will accrue annual leave at a rate of 6.75 hours per semi-monthly pay period.  In addition, upon the first day of employment, 160 hours will be placed in your annual leave account.

In the event of involuntary termination of employment, excepting an act constituting malfeasance of fraud, CFC shall provide severance at the latest compensation level for a period of 9 months.

Your first day of employment will be determined upon acceptance of this offer.  You will be required to complete documents for employment eligibility verification (Form I-9) on your first day of employment.  Please indicate your acceptance of this offer by signing and returning the original Offer Letter.  Please retain a copy for your records.

I am very pleased to offer this position to you.  It is clear that your personality, drive and ambition will make you a valuable addition to CFC’s senior management team.  I believe you recognize the tremendous potential of the organization.  I expect that you will equally enjoy the environment and I am certain you will find CFC to be a dynamic, challenging place to work.  We believe that you will add great value and contribute to CFC’s future development and success.  If there are any matters which need clarification, please do not hesitate to contact me through my office at (703) 709-6800, or at my home this weekend at _________.

This offer is tendered for your consideration and is valid through September 25, 1997.  This offer is contingent upon the successful completion of reference checks.

I look forward to having you join us and to a mutually beneficial association.

With best personal regards,

/s/ SHELDON C. PETERSEN
Sheldon C. Petersen
Governor & Chief Executive Officer

Enclosures

/s/ JOHN T. EVANS
Employee Signature

SEPTEMBER 23, 1997
Date Accepted

NOVEMBER 10, 1997
Start Date